Exhibit 99.1


TLEI:  Total Luxury Group, Inc.

COMPANY NEWS AND PRESS RELEASES FROM OTHER SOURCES:

                          Total Luxury Group Announces
                      New Member to the Board of Directors

Miami: Florida
June 25, 2007, (BUSINESS WIRE) - Total Luxury Group, Inc. ("TLEI..pk") is proud to announce the appointment of Oronde Gadsden to their Board of Directors, and the removal of Sam Hughes who recently passed away. Oronde Gadsden is one of the founders of the International Apparel Group, Inc, and its predecessor, Original Gear, Inc.

About Oronde Gadsden.
Perhaps best known for his acrobatic one-handed receptions as the starting wide receiver for the Miami Dolphins, Oronde Gadsden has also left his mark as one of the premier entrepreneurs of the NFL, joining the ranks of Carl Banks of G-III, and Drew Pearson of the Drew Pearson Company, who have gone on to own their own successful apparel companies following their professional football careers.

Gadsden earned his Bachelor of Science in Business, Sports Management and Marketing in 1995 on a full 4 year scholarship from Winston Salem State in 1995, where he was also a 3-year Letterman starter on their NCAA Division 1 Football Team. Over 3 seasons, he lead the team as the starting wide receiver with 56 receptions for 1,111 yards and 16 Touchdowns. He also lead the Central Intercollegiate Athletic Association with 19.8 yard reception average.

Following 2 seasons with the Superbowl Champion Dallas Cowboys, Gadsden played for the Portland Dragons, of the Arena Football League, where he won the AFL Rookie of the Year Honors in 1998, after posting 93 Receptions for 1,335 yards, for a whopping 38 Touchdowns. The following year he joined the Miami Dolphins where he quickly became the starting wide receiver and favorite target of Dan Marino. Over his 7 year career with the Miami Dolphins, Gadsden posted 227 receptions, for 3252 yards and 22 touchdowns. He also lead the team with 10 games over 100 yards receiving during that time. Gadsden also had 2 remarkable one-handed receptions nominated for ESPY Awards and pictured in NFL Hall of Fame.

In 2000, while still a member of the Miami Dolphins, Gadsden launched his own clothing label named Original Gear, which featured urban activewear apparel including a collection of very successful "throwback-style" football, baseball and basketball jerseys. OG's Original Gear enjoyed immediate local success, and quickly attracted national attention landing in Federated Department Stores Macy's divisions from the South East (Atlanta) to the Northwest (Seattle), along with numerous urban stores, sporting goods and boutiques in between. Oronde and his business partners knew they had a formula for building a successful apparel brand, and quickly proved themselves with Original Gear's rapid maturation into a widely distributed and recognized brand.

Following his retirement from the NFL in 2004, Gadsden turned his full attention to Original Gear, and was instrumental in creating the relationships necessary to take the company public in 2006. During that time, Gadsden was responsible


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for building the company into a  multi-brand  international  conglomerate  as he surrounded himself with seasoned apparel industry experts to handle design, production and administration. Currently, Oronde oversees the overall direction of the Company's Original Gear division, and directly handles sales of all sports and active-wear, including new ABA line created under the recent license agreement with the ABA.

Both during his NFL career and since he retired from professional football, Gadsden has participated in various charitable and community activities, including Habitat for Humanity, Toy Drive, Madison Avenue Foundation, Overtown Youth Center, Cystic Fibrosis Foundation and hosted the Athletes Alliance radio show. He has also coordinated and sponsored youth summer training camps in his hometown of Charleston, South Carolina.


About Sam Hughes.
Samuel Garnet Spencer Hughes recently passed away at the age of 58. Sam was a loving husband of the late Martha Blackburn Hughes, dear son of Helen and the late Hon. Sam H. S. Hughes, Q.C. He leaves his much loved son Geoffrey of London, England; his stepchildren Sarah White (Jim Grant, Hannah and Oliver), Richard Costley-White, Annabelle White; his sister and brother-in-law Lynn and John Clappison; and Uncle Sam to Susie Clappison and Peter and Sarah Claydon. Sam will be missed by his loving family and many friends. The funeral was held at the HUMPHREY FUNERAL HOME - A.W. MILES CHAPEL, 1403 Bayview Avenue on
Thursday, February 8th. A service in Sam's memory was also held in Rosedale Presbyterian Church, 129 Mt. Pleasant Avenue, on Friday, February 9th. If desired, donations may be made to the Heart and Stroke Foundation of Ontario, 2300 Yonge Street, Suite 1300, Toronto Ontario P.O. Box 2414, M4P 1E4. Personal tributes may be read and shared at www.sammytribute.com.


About Total Luxury Group, Inc.
Total Luxury Group, Inc., which currently holds a distributorship agreement for MCM, AG, has been seeking additional opportunities within the consumer products industry, for acquisition of companies that have a proven management team, and desirable products or services. In July of 2006, Total Luxury Group, Inc acquired International Apparel Group, Inc., an apparel holding company that through its subsidiary companies manufactures and sells apparel to major retailers and distributors around the world. In addition, the company has entered into a license agreement with Castle Hill for the marks Y-Chrome and Type Y previously shipped under the YMLA, Inc.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to


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change  based on factors  which are,  in many  instances,  beyond the  Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. TLEI cautions that the foregoing factors are not exclusive. TLEI assumes no obligation to update the information contained in this press release.

Contact:
     CONTACT:
     International Apparel Group, Inc.
     MIAMI, FL
     Janon Costley
     (305) 892-6744
SOURCE: Total Luxury Group, Inc.

CONTACT: International Apparel Group, Inc., MIAMI, FL
Janon Costley (305) 892-6744